Exhibit 99

Piper Jaffray Companies, 800 Nicollet Mall, Minneapolis, MN 55402-7020

CONTACT
Jennifer A. Olson-Goude	Susan L. Beatty
Investor Relations	Public Affairs and Media Relations
Tel: 612 303-6277	Tel: 612-303-5680

FOR IMMEDIATE RELEASE

Piper Jaffray Companies Announces 2005 First Quarter Results

MINNEAPOLIS – April 20, 2005 – Piper Jaffray Companies (NYSE: PJC) today announced net income of $7.3 million, or $0.38 per diluted share, for the quarter ended March 31, 2005, down from net income of $13.8 million, or $0.71 per diluted share, for the quarter ended March 31, 2004. Net income totaled $11.8 million, or $0.61 per diluted share, for the quarter ended Dec. 31, 2004. Net revenues for the first quarter were $179.1 million, down 14.5 percent from the first quarter of 2004 and down 8.0 percent from the fourth quarter of 2004.

“We were very disappointed in our results for the first quarter of 2005,” said chairman and chief executive officer Andrew S. Duff. “Reduced institutional sales and trading revenues resulted in lower quarterly earnings for the company. However, our investment banking businesses performed well against the market, and our Private Client Services business continues to make measured progress. We continue to evaluate our businesses to ensure we are directing resources to areas where we can add value to our clients, achieve appropriate profitability and sustain competitive growth.”

Results of Operations

Net Revenues

First quarter net revenues declined $30.3 million, or 14.5 percent, from the first quarter of 2004, primarily due to lower principal transactions and investment banking revenue. Compared to the fourth quarter of 2004, net revenues declined 8.0 percent, mainly due to lower principal transaction revenue.

Non-Interest Expenses

For the quarter, non-interest expenses were $167.6 million, down 10.5 percent from the first quarter of 2004. Compensation expense was $109.4 million, a decline of $20.3 million, or 15.7 percent, from the prior year, primarily due to less variable compensation driven by lower net revenues and profitability. Non-compensation expenses were $58.2 million, or up 1.2 percent compared to the first quarter of last year.

Compared to the fourth quarter of 2004, non-interest expenses decreased $8.8 million, or 5.0 percent. Lower variable compensation expense was partially offset by higher benefit costs, as payroll tax limits were reset for the year. Non-compensation expense was lower across all cost categories, with the exception of floor brokerage and clearance expense, which rose due to increased activity from the new algorithmic and program trading business (APT).

For the quarter, pre-tax operating margin was 6.4 percent, down from 10.6 percent in the comparable prior-year period and 9.3 percent in the preceding quarter. For the first quarter of 2005, annualized return on average tangible shareholders’ equity1 was 7.1 percent compared to 14.9 percent for the first quarter of 2004.

During the quarter, Piper Jaffray repurchased 325,000 shares of the company’s outstanding common stock at an average price of $40.09. The share repurchase program is being conducted under a 10b5-1 plan, which commenced in early 2005. The remaining authorization under the program is for the repurchase of up to 975,000 shares for a maximum aggregate purchase price of $52.0 million.

Business Segment Review

In early 2005, the company concluded an extensive study of costs included in Corporate Support and Other to determine how these costs related to and were driven by business activities conducted in the Capital Markets and Private Client Services segments. As a result of this study, certain expenses such as human resources, finance and other corporate administration have been reclassified to the segments which use these services. Internally, the company is now managing and allocating resources to its business segments based on these reclassified results. Corporate Support and Other now consists of the results of our private equity business, long-term financing costs and public company-related costs. In connection with this change, Piper Jaffray has restated segment results for each of the four quarters of 2004 and the full year of 2003. The restatement did not affect the company’s aggregate financial results for those periods. A supplemental schedule showing the restated figures is included at the end of this release.

Capital Markets

Capital Markets recorded $91.9 million in net revenues for the quarter, down $20.1 million, or 17.9 percent, from the first quarter of 2004. Segment pre-tax operating income for the quarter was $11.5 million, down 39.0 percent compared to the prior year. The decline is largely attributable to lower fixed income and equity institutional sales and trading revenue.

Institutional Sales and Trading

Total institutional sales and trading revenue was $42.6 million, down 24.0 percent from the first quarter of last year and 16.1 percent compared to the fourth quarter of 2004. Compared to the first quarter of 2004, rising interest rates and structural changes in the market reduced fixed income sales and trading revenue. Equity sales and trading revenue also declined compared to the same quarter in the previous year as increased equity trading volume was more than offset by lower net commissions per share.

Piper Jaffray’s revenue in its institutional sales and trading businesses is largely derived from providing clients with a traditional set of products, such as cash equities and corporate bonds. These businesses are experiencing the effects of structural changes taking hold in the fixed income and equity sales and trading markets. These changes include increased price transparency in the corporate bond market and increased use of electronic trading, which have created additional competitive downward pressure on trading margins, in the case of bonds, and net commissions, in the case of equities. The magnitude of the effect of the recent phase of the Trade Reporting and Compliance Engine (TRACE) requirement, implemented February 2005, on corporate bond trading margins was greater than anticipated. In addition, the company experienced continued downward pressure in 2005 on net commissions in the cash equities business, which was greater than anticipated.

Investment Banking

Total investment banking revenues were $48.5 million, down $6.2 million, or 11.4 percent, compared to the first quarter of 2004.

•	Fixed Income underwriting revenue was lower compared to the first quarter of 2004 due to lower taxable underwriting and fewer completed public finance transactions.

•	Equity underwriting revenue declined $6.6 million, or 24.4 percent, compared to a strong first quarter in the prior-year period. The company completed fewer equity offerings and convertible transactions than in the first quarter of last year.

•	Stronger mergers and acquisitions revenue, driven by a greater aggregate enterprise value of completed transactions, partially offset the decline in underwriting revenue.

Segment operating expenses for the quarter were $80.4 million, a decrease of $12.7 million, or 13.7 percent, from the same period a year ago. The decline in expenses was primarily driven by lower variable compensation expense due to lower net revenue and profitability.

For the first quarter of 2005, segment pre-tax operating margin was 12.5 percent, down from 16.9 percent in the same quarter of last year and 15.4 percent in the fourth quarter of 2004. The decline as compared to both periods was largely due to lower revenues as described above.

Following is a recap of completed deal information for the first quarter of 2005.

•	19 equity offerings, raising a total of $2.1 billion in capital, and placing the firm 13th nationally, based on the number of completed transactions. Of the 19 transactions, Piper Jaffray lead-managed 9 deals. (Source: Dealogic)

•	9 mergers and acquisitions transactions with an aggregate enterprise value of $1.4 billion. The number of deals and the enterprise value include disclosed and undisclosed transactions. (Source: Piper Jaffray)

•	109 tax-exempt issues with a total par value of $1.3 billion, ranking the firm fifth nationally. In the Upper Midwest, the firm completed 62 public finance issues for the quarter with a total par value of $526.2 million, again ranking the firm the lead underwriter of Upper Midwest tax-exempt issues. Rankings are based on the number of completed transactions. (Source: Thomson Financial)

Private Client Services

Private Client Services recorded net revenue of $89.2 million for the quarter, down $7.2 million, or 7.5 percent, compared to the strong first quarter of 2004. The first quarter of 2005 was impacted by lower private client trading activity and fewer seasoned financial advisors as compared to one year ago. As compared to the fourth quarter of 2004, net revenue was essentially flat. Segment pre-tax operating income was $4.8 million, down 31.5 percent from the first quarter of 2004, and down 16.0 percent from the fourth quarter of 2004.

Segment operating expense was $84.4 million for the quarter, down $5.0 million, or 5.6 percent, from the first quarter of 2004. The decline was primarily attributable to lower variable compensation expense due to lower net revenue. Segment pre-tax operating margin was 5.4 percent, down from 7.3 percent in the same quarter of last year and 6.4 percent in the fourth quarter of 2004. The decline as compared to the first quarter last year was due to lower net revenue and the relatively fixed nature of non-compensation expense.

Corporate Support and Other

Corporate Support and Other pre-tax operating loss was $3.7 million for the first quarter, an increase of $1.0 million over the first quarter of 2004 due to lower gains on investments and a higher interest rate on outstanding subordinated debt.

Additional Shareholder Information

	As of March 31, 2005	As of Dec. 31, 2004	As of March 31, 2004
Full time employees:	2,976	3,027	3,019
Financial advisors:	866	860	867
Client assets:	$50 billion	$51 billion	$51 billion
Shareholders’ equity:	$736.6 million	$725.4 million	$685.0 million
Book value per share:	$38.01	$37.52	$35.43
Tangible book value per share:	$21.43	$20.88	$19.62

(1)	Tangible shareholders’ equity equals total shareholders’ equity less goodwill and identifiable intangible assets. Annualized return on average tangible shareholders’ equity is computed by dividing annualized net earnings by average monthly tangible shareholders’ equity. Management believes that annualized return on tangible shareholders’ equity is a meaningful measure of performance because it reflects the tangible equity deployed in our businesses. This measure excludes the portion of our shareholders’ equity attributable to goodwill and identifiable intangible assets. The majority of our goodwill is a result of the 1998 acquisition of our predecessor company, Piper Jaffray Companies Inc., and its subsidiaries by U.S. Bancorp. The following table sets forth a reconciliation of shareholders’ equity to tangible shareholders’ equity. Shareholders’ equity is the most directly comparable GAAP financial measure to tangible shareholders’ equity.

	Average for the
	Three Months Ended	Three Months Ended	As of
(Dollars in thousands)	March 31, 2005	March 31, 2004	March 31, 2005
Shareholders’ equity	$732,787	$676,908	$736,618
Deduct: Goodwill and identifiable intangible assets	321,634	305,635	321,434

Tangible shareholders’ equity	$411,153	$371,273	$415,184

Conference Call

Andrew S. Duff, chairman and chief executive officer, and Sandra G. Sponem, chief financial officer, will host a conference call to discuss first quarter 2005 financial results on Wednesday, April 20, 2005, at 11 a.m. ET (10 a.m. CT). The call can be accessed via live audio webcast available through the firm’s web site at www.piperjaffray.com or by dialing (866) 244-9933, or (706) 758-0864 internationally, and referring to conference ID 5381322 and the leader’s name, Andrew Duff. Callers should dial in at least 15 minutes early to receive instructions. A replay of the conference call will be available beginning at approximately 1 p.m. ET on April 20, 2005 at the same web address or by calling (800) 642-1687, or (706) 645-9291 internationally.

About Piper Jaffray Companies

Piper Jaffray Companies (NYSE: PJC) is a focused securities firm dedicated to delivering superior financial advice, investment products and transaction execution within selected sectors of the financial services marketplace. The company operates through two primary revenue-generating segments: Capital Markets and Private Client Services. Through its chief operating subsidiary, Piper Jaffray & Co., the firm has served corporations, government and non-profit entities, institutional investors and the financial advisory needs of private individuals since 1895. Headquartered in Minneapolis, Piper Jaffray has approximately 3,000 employees in 104 offices in 23 states across the country and in London. For more information about Piper Jaffray, visit us online at www.piperjaffray.com.

Since 1895. Member SIPC and NYSE.
© 2005 Piper Jaffray & Co., 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402-7020

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, the future prospects of Piper Jaffray Companies. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following: (1) we have agreed to certain restrictions to preserve the tax treatment of our spin-off from U.S. Bancorp, which reduce our strategic and operating flexibility, (2) we have agreed to indemnify U.S. Bancorp for taxes and related losses resulting from any actions we take that cause the spin-off to fail to qualify as a tax-free transaction, (3) developments in market and economic conditions have in the past adversely affected, and may in the future adversely affect, our business and profitability, (4) we may not be able to compete successfully with other companies in the financial services industry, (5) our underwriting and market-making activities may place our capital at risk, (6) an inability to readily divest or transfer trading positions may result in financial losses to our business, (7) use of derivative instruments as part of our risk management techniques may place our capital at risk, while our risk management techniques themselves may not fully mitigate our market risk exposure, (8) an inability to access capital readily or on terms favorable to us could impair our ability to fund operations and could jeopardize our financial condition, (9) we may make strategic acquisitions of businesses, engage in joint ventures or divest or exit existing businesses, which could cause us to incur unforeseen expense and have disruptive effects on our business but may not yield the benefits we expect, (10) our technology systems are critical components of our operations, and the failure of those systems may disrupt our business, cause financial loss and constrain our growth, (11) our business is subject to extensive regulation that limits our business activities, and a significant regulatory action against our company may have a material adverse financial effect or cause significant reputational harm to our company, (12) regulatory capital requirements may adversely affect our ability to expand or maintain present levels of our business or impair our ability to meet our financial obligations, (13) our exposure to legal liability is significant, and could lead to substantial damages and restrictions on our business going forward, (14) we may suffer losses if our reputation is harmed,

(15) provisions in our certificate of incorporation and bylaws and of Delaware law may prevent or delay an acquisition of our company, which could decrease the market value of our common stock, and (16) other factors identified in the document entitled “Risk Factors” filed as Exhibit 99.1 to our Annual Report on Form 10-K for the year ended December 31, 2004, and in our subsequent reports filed with the SEC. These reports are available at our Web site at www.piperjaffray.com and at the SEC’s Web site at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

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Piper Jaffray Companies
Preliminary Unaudited Results of Operations

	For the Three Months Ended			Percent Inc/(Dec)
	March 31,	Dec. 31,	March 31,	1Q05 vs.	1Q05 vs.
(Amounts in thousands, except per share data)	2005	2004	2004	4Q04	1Q04
Revenues:
Commissions and fees	$70,160	$67,255	$69,512	4.3%	0.9%
Principal transactions	34,871	46,394	52,076	(24.8)	(33.0)
Investment banking	56,315	59,686	64,862	(5.6)	(13.2)
Interest	15,602	15,206	13,327	2.6	17.1
Other income	10,727	13,589	14,400	(21.1)	(25.5)

Total revenues	187,675	202,130	214,177	(7.2)	(12.4)
Interest expense	8,607	7,560	4,777	13.8	80.2

Net revenues	179,068	194,570	209,400	(8.0)	(14.5)

Non-interest expenses:
Compensation and benefits	109,402	116,800	129,707	(6.3)	(15.7)
Occupancy and equipment	14,027	14,683	13,732	(4.5)	2.1
Communications	10,405	10,470	10,458	(0.6)	(0.5)
Floor brokerage and clearance	4,203	3,882	4,800	8.3	(12.4)
Marketing and business development	10,650	10,952	10,662	(2.8)	(0.1)
Outside services	10,639	11,182	9,158	(4.9)	16.2
Cash award program	1,136	1,158	1,071	(1.9)	6.1
Other operating expenses	7,127	7,259	7,640	(1.8)	(6.7)

Total non-interest expenses	167,589	176,386	187,228	(5.0)	(10.5)

Income before income tax expense	11,479	18,184	22,172	(36.9)	(48.2)
Income tax expense	4,144	6,375	8,382	(35.0)	(50.6)

Net income	$7,335	$11,809	$13,790	(37.9)%	(46.8)%

Earnings Per Common Share
Basic	$0.38	$0.61	$0.71	(37.7)%	(46.5)%
Diluted	$0.38	$0.61	$0.71	(37.7)%	(46.5)%
Weighted average number of common shares
Basic	19,378	19,333	19,333	0.2%	0.2%
Diluted	19,523	19,445	19,366	0.4%	0.8%

Piper Jaffray Companies
Preliminary Unaudited Segment Data

	For the Three Months Ended			Percent Inc/(Dec)
	March 31,	December 31,	March 31,	1Q05 vs.	1Q05 vs.
(Dollars in thousands)	2005	2004	2004	4Q04	1Q04
Capital Markets
Net revenues	$91,945	$104,294	$112,044	(11.8)%	(17.9)%
Operating expenses	80,418	88,192	93,142	(8.8)	(13.7)

Segment pre-tax operating income	$11,527	$16,102	$18,902	(28.4)%	(39.0)%

Segment pre-tax operating margin	12.5%	15.4%	16.9%

Private Client Services
Net revenues	$89,199	$88,895	$96,395	0.3%	(7.5)%
Operating expenses	84,388	83,166	89,375	1.5	(5.6)

Segment pre-tax operating income	$4,811	$5,729	$7,020	(16.0)%	(31.5)%

Segment pre-tax operating margin	5.4%	6.4%	7.3%

Corporate Support and Other
Net revenues	$(2,076)	$1,381	$961	(250.3)%	(316.0)%
Operating expenses	1,647	3,870	3,640	(57.4)	(54.8)

Segment pre-tax operating loss	$(3,723)	$(2,489)	$(2,679)	49.6%	39.0%

Segment pre-tax operating margin	N/M	N/M	N/M

Reconciliation to total income before taxes:
Total segment pre-tax operating income	$12,615	$19,342	$23,243	(34.8)%	(45.7)%
Cash award program	1,136	1,158	1,071	(1.9)	6.1

Total income before tax expense	$11,479	$18,184	$22,172	(36.9)%	(48.2)%

Pre-tax operating margin	6.4%	9.3%	10.6%

N/M — Not Meaningful

Piper Jaffray Companies
Preliminary Unaudited Segment Data

	For the Three Months Ended					For the Year Ended
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,
(Dollars in thousands)	2005	2004	2004	2004	2004	2004	2003
Capital Markets
Net revenues	$91,945	$104,294	$101,348	$113,616	$112,044	$431,302	$430,846
Operating expenses	80,418	88,192	85,539	96,376	93,142	363,249	361,781

Segment pre-tax operating income	$11,527	$16,102	$15,809	$17,240	$18,902	$68,053	$69,065

Segment pre-tax operating margin	12.5%	15.4%	15.6%	15.2%	16.9%	15.8%	16.0%

Private Client Services
Net revenues	$89,199	$88,895	$84,872	$89,506	$96,395	$359,668	$355,563
Operating expenses	84,388	83,166	77,703	82,465	89,375	332,709	347,657

Segment pre-tax operating income	$4,811	$5,729	$7,169	$7,041	$7,020	$26,959	$7,906

Segment pre-tax operating margin	5.4%	6.4%	8.4%	7.9%	7.3%	7.5%	2.2%

Corporate Support and Other
Net revenues	$(2,076)	$1,381	$5	$4,181	$961	$6,528	$321
Operating expenses	1,647	3,870	3,189	6,503	3,640	17,202	8,498

Segment pre-tax operating loss	$(3,723)	$(2,489)	$(3,184)	$(2,322)	$(2,679)	$(10,674)	$(8,177)

Segment pre-tax operating margin	N/M	N/M	N/M	N/M	N/M	N/M	N/M

Reconciliation to total income before taxes:
Total segment pre-tax operating income	$12,615	$19,342	$19,794	$21,959	$23,243	$84,338	$68,794
Royalty fee	—	—	—	—	—	—	3,911
Cash award program	1,136	1,158	1,219	1,269	1,071	4,717	24,000

Total income before tax expense	$11,479	$18,184	$18,575	$20,690	$22,172	$79,621	$40,883

Pre-tax operating margin	6.4%	9.3%	10.0%	10.0%	10.6%	10.0%	5.2%

N/M — Not Meaningful

Piper Jaffray Companies
Preliminary Unaudited Supplemental Information

(Dollars in thousands)	For the Three Months Ended			Percent Inc/(Dec)
Capital Markets	March 31,	December 31,	March 31,	1Q05 vs.	1Q05 vs.
	2005	2004	2004	4Q04	1Q04
Institutional Sales
Fixed Income	$16,318	$24,683	$21,603	(33.9)%	(24.5)%
Equities	26,320	26,157	34,511	0.6	(23.7)

Total Institutional Sales	42,638	50,840	56,114	(16.1)	(24.0)
Investment Banking
Underwriting
Fixed Income	11,632	14,613	14,720	(20.4)	(21.0)
Equities	20,338	22,863	26,918	(11.0)	(24.4)
Mergers and Acquisitions	16,574	15,432	13,152	7.4	26.0

Total Investment Banking	48,544	52,908	54,790	(8.2)	(11.4)
Other Income	763	546	1,140	39.7	(33.1)

Capital Markets Net Revenues	$91,945	$104,294	$112,044	(11.8)%	(17.9)%